ISSUER FREE WRITING PROSPECTUS
Filed Pursuant to Rule 433
Registration Statement No. 333-261476
Dated July 6, 2023
Callable Contingent Income Securities due on or about July 17, 2025
Based on the Performance of the Shares of the Invesco S&P 500® Equal Weight ETF
Principal at Risk Securities
This document provides a summary of the terms of the Callable Contingent Income Securities based on the Performance of the Shares of the Invesco S&P 500® Equal Weight ETF (the “securities”). Investors should carefully review the accompanying preliminary pricing supplement for the securities, the accompanying product supplement, the prospectus supplement and the prospectus, as well as the “Risk Considerations” section below, before making an investment decision.
The securities do not guarantee any return of principal at maturity. Investors will not participate in any appreciation of the underlying shares and must be willing to accept the risk of not receiving any contingent quarterly coupons over the term of the securities. The securities are senior unsecured debt securities issued by The Bank of Nova Scotia (“BNS”), and all payments on the securities are subject to the credit risk of BNS. As used in this document, “we,” “us,” or “our” refers to BNS.

SUMMARY TERMS
Issuer:	The Bank of Nova Scotia
Issue:	Senior Note Program, Series A
Underlying shares:	Shares of the Invesco S&P 500® Equal Weight ETF (Bloomberg Ticker: “RSP UP”) (the “fund”)
Stated principal amount:	$1,000.00 per security
Pricing date:	July 14, 2023
Original issue date:	July 19, 2023 (3 business days after the pricing date; see preliminary pricing supplement).
Final determination date:	July 14, 2025, subject to postponement for certain market disruption events and as described in the accompanying product supplement.
Maturity date:	July 17, 2025, subject to postponement for certain market disruption events and as described in the accompanying product supplement.
Call feature:
BNS may elect, on or before any applicable determination date (other than the final determination date), to redeem the securities at its discretion in whole, but not in part (an “issuer call”), on the contingent coupon payment date corresponding to such determination date (the “redemption date”), regardless of the closing price on such determination date. If BNS elects to redeem the securities prior to maturity, the securities will be redeemed for an amount per security equal to the redemption payment on the redemption date. No further payments will be made on the securities once they have been redeemed.
BNS may elect to redeem the securities at its sole discretion regardless of the performance of the underlying shares.

Redemption payment:	The early redemption payment will be an amount equal to (i) the stated principal amount plus (ii) any contingent quarterly coupon with respect to the applicable determination date.
Contingent quarterly coupon:	■
If the closing price on any determination date is greater than or equal to the coupon threshold price, we will pay a contingent quarterly coupon of $21.50 (equivalent to 8.60% per annum of the stated principal amount) per security on the related contingent quarterly coupon date.

■ If the closing price on any determination date is less than the coupon threshold price, we will not pay a contingent quarterly coupon with respect to that determination date.
Determination dates:
Quarterly (as set forth on the cover of the preliminary pricing supplement), subject to postponement for non-trading days and certain market disruption events as described in the accompanying product supplement.

Contingent coupon payment dates:
Quarterly (as set forth on the cover of the preliminary pricing supplement), subject to postponement for non-business days and certain market disruption events as described in the accompanying product supplement

Payment at maturity:	■
If the final share price is greater than or equal to the downside threshold price:
(i) the stated principal amount plus (ii) the contingent quarterly coupon otherwise payable with respect to the final determination date

■
If the final share price is less than the downside threshold price:
(i) the stated principal amount plus (ii) the stated principal amount times the underlying return
If the final share price of the underlying shares is less than the downside threshold price, the payment at maturity will be less than 80% of the stated principal amount and could be as low as zero.

Underlying return:	(final share price – initial share price) / initial share price
Coupon threshold price:	80% of the initial share price*
Downside threshold price:	80% of the initial share price*
Initial share price:	The closing price on the pricing date*
Final share price:	The closing price on the final determination date*
CUSIP / ISIN:	06417YLL1 / US06417YLL10
Listing:	The securities will not be listed or displayed on any securities exchange or any electronic communications network.
Commission:	$20.00 per stated principal amount.
Estimated value on the pricing date:	Expected to be between $933.27 and $963.27 per security. See “Risk Factors” in the preliminary pricing supplement.
Preliminary pricing supplement	http://www.sec.gov/Archives/edgar/data/9631/000114036123033366/brhc20055558_424b2.htm
*	As determined by the calculation agent and as may be adjusted in the case of certain adjustment events as described in the accompanying product supplement.
HYPOTHETICAL PAYOUT
The below figures are based on a hypothetical downside threshold price of 80% of the hypothetical initial share price and are purely hypothetical (the actual terms of your securities will be determined on the pricing date and will be specified in the final pricing supplement).

Hypothetical Payment at Maturity if No Early Redemption Occurs
Change in Underlying shares	Payment at Maturity (excluding any contingent quarterly coupon payable at maturity)
+50.00%	$1,000.00
+40.00%	$1,000.00
+30.00%	$1,000.00
+20.00%	$1,000.00
+10.00%	$1,000.00
0.00%	$1,000.00
-10.00%	$1,000.00
-20.00%	$1,000.00
-21.00%	$790.00
-30.00%	$700.00
-40.00%	$600.00
-50.00%	$500.00
-60.00%	$400.00
-70.00%	$300.00
-80.00%	$200.00
-90.00%	$100.00
-100.00%	$0.00

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You will find a link to the accompanying preliminary pricing supplement for the securities above and links to the accompanying product supplement, prospectus supplement and prospectus for the securities under “Additional Information About BNS and the Securities” in the preliminary pricing supplement, which you should read and understand prior to investing in the securities.
The issuer has filed a registration statement (including a prospectus as supplemented by a prospectus supplement, product supplement and the preliminary pricing supplement) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the accompanying prospectus in that registration statement and the other documents the issuer has filed with the SEC, including the accompanying preliminary pricing supplement and the accompanying prospectus supplement and product supplement, for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling (212) 225-5678. Our Central Index Key, or CIK, on the SEC web site is 0000009631.

Risk Considerations
The risks set forth below are discussed in more detail in the “Risk Factors” section in the preliminary pricing supplement. Please review those risk factors carefully prior to making an investment decision.
Risks Relating to Return Characteristics
▪	You may lose up to your entire investment in the securities.
▪	Contingent repayment of stated principal amount only at maturity.
▪	You may not receive any contingent quarterly coupons.
▪
Greater expected volatility with respect to the underlying shares generally reflects a higher contingent quarterly coupon and a higher expectation as of the pricing date that the final share price could be less than the downside threshold price.

▪	BNS may elect to redeem the securities and the securities are subject to reinvestment risk.
▪	An investment in securities with contingent quarterly coupon and call features may be more sensitive to interest rate risk than an investment in securities without such features.
▪	The contingent quarterly coupon, if any, is based solely on the closing price on only the related determination date.
▪
Your potential return on the securities is limited, you will not participate in any appreciation of the underlying shares and you will not realize a return beyond the returns represented by the contingent quarterly coupons received, if any, during the term of the securities.

Risks Relating to Characteristics of the Underlying Shares
▪	The price of the underlying shares will be affected by various factors that interact in complex and unpredictable ways
▪	There can be no assurance that the investment view implicit in the securities will be successful.
▪	Changes affecting the target index of the underlying shares could have an adverse effect on the market value of, and any amount payable on, the securities.
▪	There is no affiliation between the index sponsor and BNS, and BNS is not responsible for any disclosure by such index sponsor.
▪	BNS cannot control actions by the sponsor of the fund and the sponsor has no obligation to consider your interests.
▪	There are risks associated with an investment that is linked to the performance of an exchange-traded fund.
Risks Relating to Estimated Value and Liquidity
▪	BNS’ initial estimated value of the securities at the time of pricing (when the terms of your securities are set on the pricing date) will be lower than the issue price of the securities.
▪
Neither BNS’ nor SCUSA’s estimated value of the securities at any time is determined by reference to credit spreads or the borrowing rate BNS would pay for its conventional fixed-rate debt securities. BNS’ initial estimated value of the securities does not represent future values of the securities and may differ from others’ (including SCUSA’s) estimates.

▪	The securities have limited liquidity.
▪
The price at which SCUSA would buy or sell your securities (if SCUSA makes a market, which it is not obligated to do) will be based on SCUSA’s estimated value of your securities. SCUSA’s estimated value of the securities is determined by reference to its pricing models and takes into account BNS’ internal funding rate.

▪	The price of the securities prior to maturity will depend on a number of factors and may be substantially less than the stated principal amount.
Risks Relating to General Credit Characteristics
▪	Payments on the securities are subject to the credit risk of BNS.
Risks Relating to Hedging Activities and Conflicts of Interest
▪
Hedging activities by BNS and SCUSA may negatively impact investors in the securities and cause our respective interests and those of our clients and counterparties to be contrary to those of investors in the securities.

▪	The calculation agent can make antidilution and other adjustments that may adversely affect the market value of, and any amounts payable on, the securities.
▪
We, SCUSA and our other affiliates regularly provide services to, or otherwise have business relationships with, a broad client base, which has included and may include us and the sponsor and/or the underlying constituent stock issuers and the market activities by us, SCUSA or our other affiliates for our or their own respective accounts or for our clients could negatively impact investors in the securities.

▪	Activities conducted by BNS and its affiliates may impact the market price of the underlying shares and the value of the securities.
▪	The calculation agent will have significant discretion with respect to the securities, which may be exercised in a manner that is adverse to your interests.
▪	BNS and its affiliates may publish research or make opinions or recommendations that are inconsistent with an investment in the securities.
Risks Relating to Canadian and U.S. Federal Income Taxation
▪
Uncertain tax treatment. Significant aspects of the tax treatment of the securities are uncertain. You should consult your tax advisor about your tax situation. See “Additional Information About the Securities — Tax Considerations” and “— Material Canadian Income Tax Consequences” in the preliminary pricing supplement

Underlying Shares
For information about the underlying shares, including historical performance information, see “Information About the Fund” in the preliminary pricing supplement.

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